 Exhibit 11


                     POTASH CORPORATION OF SASKATCHEWAN INC.
                        COMPUTATION OF PER SHARE EARNINGS
                        FOR THE SIX MONTHS ENDED June 30

                   (Figures and amounts expressed in millions,
                    except per share and per option amounts)

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


                                                                                 2001              2000
                                                                             ------------       -----------

A   Net income as reported, Canadian GAAP                                    $      105.5       $     131.7

B   Items adjusting net income                                               $       (9.6)      $       0.6

C   Net income, US GAAP                                                      $       95.9       $     132.3

D   Weighted average number of shares outstanding                              51,862,000        52,964,000

E   Net additional shares issuable for fully diluted earnings per share           330,000           270,000
    calculation

    CANADIAN GAAP

    Basic earnings per share (A/D)                                           $       2.04       $      2.49

    Fully diluted earnings per share ((A/(D+E)                               $       2.02       $      2.47

    UNITED STATES GAAP

    Basic earnings per share (C/D)                                           $       1.85       $      2.50

    Fully diluted earnings per share ((C/(D+E))                              $       1.84       $      2.49

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